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Investor Contact Mary Lai	Media Contact Jess Monney
Gen	Gen
IR@GenDigital.com	Press@GenDigital.com
Gen Reports 16th Consecutive Quarter of Growth in Q1 FY24

TEMPE, Ariz. & PRAGUE – Aug. 3, 2023 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom, released its results for its fiscal year 2024 first quarter, which ended June 30, 2023.

“This new fiscal year is off to a strong start. I am incredibly proud of the progress we have made and only see great opportunity ahead. We are passionate and committed to Powering Digital Freedom for consumers everywhere,” said Vincent Pilette, CEO of Gen. “We are well positioned to drive innovation and remain the leader in Cyber Safety, protecting people against the growing threats faced in our ever-expanding digital lives.”

Q1 Financial Highlights and Commentary YoY
Q1 GAAP revenue was $946 million, up 34% in USD. Q1 GAAP diluted EPS was $0.29, compared to $0.33 a year ago. Q1 GAAP operating margin was 38.3%, up 140 basis points. Q1 operating cash flow was $226 million.

Q1 Non-GAAP YoY
•Revenue of $946 million, up 34% in USD and 35% in CC
•Bookings of $887 million, up 34% in USD and 35% in CC
•Operating Income of $545 million, up 43% in USD and 46% in CC
•Operating Margin of 57.6%, up 390 basis points
•Diluted EPS of $0.47, up 5% in USD and up 9% in CC

“This quarter’s results are consistent with what you’ve come to expect from Gen: strong execution, consistent operating discipline and continued growth,” said Natalie Derse, CFO of Gen. “With the integration nearly complete, we are focused on delivering our long-term goals driven by our expanding reach, our healthy customer base and our leadership in Cyber Safety.”

Q2 FY24 Non-GAAP Guidance
•Q2 FY24 Revenue expected to be in the range of $940 to $950 million
•Q2 FY24 EPS expected to be in the range of $0.46 to $0.48

Fiscal Year 2024 Non-GAAP Annual Guidance
•FY24 Revenue expected to be in the range of $3.8 to $3.85 billion
•FY24 EPS expected to be in the range of $1.95 to $2.02

Quarterly Cash Dividend
Gen's Board of Directors has approved a regular quarterly cash dividend of $0.125 per common share to be paid on September 13, 2023, to all shareholders of record as of the close of business on August 21, 2023.

Q1 FY24 Earnings Call
August 3, 2023
2 p.m. PT / 5 p.m. ET

Webcast & Dial-in instructions at Investor.GenDigital.com. A replay will be posted following the call. For additional details regarding Gen's results and outlook, please see the Financials section of the Investor Relations website at Investor.GenDigital.com.

About Gen
GenTM (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted Cyber Safety brands, Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner. Gen’s family of consumer brands is rooted in providing safety for the first digital generations. Now, Gen empowers people to live their digital lives safely, privately, and confidently today and for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy and identity protection to more than 500 million users in more than 150 countries. Learn more at GenDigital.com.

Forward-Looking Statements
This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, the quotes under “Q1 Non-GAAP YoY” including expectations relating to achievement of long-term objectives, and the statements under "Q2 FY24 Non-GAAP Guidance" and “Fiscal Year 2024 Non-GAAP Annual Guidance” including expectations relating to Q2 FY24 and FY24 non-GAAP revenue and non-GAAP EPS, and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the consummation of or anticipated impacts of acquisitions (including our ability to achieve synergies and associated cost savings from the merger with Avast); divestitures, restructurings, stock repurchases, financings, debt repayments and investment activities; difficulties in executing the operating model for the consumer Cyber Safety business; lower than anticipated returns from our investments in direct customer acquisition; difficulties in retaining our existing customers and converting existing non-paying customers to paying customers; difficulties and delays in reducing run rate expenses and monetizing underutilized assets; the successful development of new products and upgrades and the degree to which these new products and upgrades gain market acceptance; our ability to maintain our customer and partner relationships; the anticipated growth of certain market segments; fluctuations and volatility in our stock price; our ability to successfully execute strategic plans; the vulnerability of our solutions, systems, websites and data to intentional disruption by third parties; changes to existing accounting pronouncements or taxation rules or practices; and general business and macroeconomic changes in the U.S. and worldwide, including economic recessions, the impact of inflation, fluctuations in foreign currency exchange rates, changes in interest rates or tax rates, and conflicts including Russia’s invasion of Ukraine. Additional information concerning these and other risk factors is contained in the Risk Factors sections of our most recent reports on Form 10-K and Form 10-Q. We encourage you to read those sections carefully. There may also be other factors that have not been anticipated or are not described in our periodic filings, generally because we did not believe them to be significant at the time, which could cause actual results to differ materially from our projections and expectations. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments.

Use of Non-GAAP Financial Information
We use non-GAAP measures of operating margin, operating income, net income and earnings per share, which are adjusted from results based on GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metrics of revenues, and constant currency revenues. These non-GAAP financial measures are provided to enhance the user's understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing Gen's performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release, and which can be found, along with other financial information including the Earnings Presentation, on the investor relations page of our website at Investor.GenDigital.com. No reconciliation of the forecasted range for non-GAAP EPS guidance is included in this release because most non-GAAP adjustments pertain to events that have not yet occurred. It would be unreasonably burdensome to forecast, therefore we are unable to provide an accurate estimate.

GEN DIGITAL INC.
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$623	$750
Accounts receivable, net	145	168
Other current assets	297	284
Assets held for sale	22	31
Total current assets	1,087	1,233
Property and equipment, net	73	76
Operating lease assets	38	43
Intangible assets, net	2,982	3,097
Goodwill	10,241	10,217
Other long-term assets	1,366	1,281
Total assets	$15,787	$15,947
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$65	$77
Accrued compensation and benefits	60	102
Current portion of long-term debt	233	233
Contract liabilities	1,631	1,708
Current operating lease liabilities	24	26
Other current liabilities	735	703
Total current liabilities	2,748	2,849
Long-term debt	9,327	9,529
Long-term contract liabilities	78	80
Deferred income tax liabilities	385	395
Long-term income taxes payable	841	820
Long-term operating lease liabilities	27	31
Other long-term liabilities	44	43
Total liabilities	13,450	13,747
Total stockholders’ equity (deficit)	2,337	2,200
Total liabilities and stockholders’ equity (deficit)	$15,787	$15,947

GEN DIGITAL INC.
Condensed Consolidated Statements of Operations
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	June 30, 2023	July 1, 2022
Net revenues	$946	$707
Cost of revenues	179	102
Gross profit	767	605
Operating expenses:
Sales and marketing	181	156
Research and development	90	61
General and administrative	56	104
Amortization of intangible assets	61	21
Restructuring and other costs	17	2
Total operating expenses	405	344
Operating income (loss)	362	261
Interest expense	(170)	(31)
Other income (expense), net	12	(1)
Income (loss) before income taxes	204	229
Income tax expense (benefit)	15	29
Net income (loss)	$189	$200

Net income (loss) per share - basic	$0.30	$0.35
Net income (loss) per share - diluted	$0.29	$0.33

Weighted-average shares outstanding:
Basic	640	578
Diluted	643	604

GEN DIGITAL INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Three Months Ended
	June 30, 2023	July 1, 2022
OPERATING ACTIVITIES:
Net income	$189	$200
Adjustments:
Amortization and depreciation	125	29
Stock-based compensation expense	37	24
Deferred income taxes	(59)	(32)
Gain on sale of property	(4)	—
Non-cash operating lease expense	6	4
Other	18	(26)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	20	13
Accounts payable	(12)	9
Accrued compensation and benefits	(42)	(32)
Contract liabilities	(68)	(53)
Income taxes payable	28	60
Other assets	(27)	—
Other liabilities	15	19
Net cash provided by (used in) operating activities	226	215
INVESTING ACTIVITIES:
Purchases of property and equipment	(4)	(2)
Proceeds from the maturities and sales of short-term investments	—	4
Other	(2)	2
Net cash provided by (used in) investing activities	(6)	4
FINANCING ACTIVITIES:
Repayments of debt	(208)	(410)
Tax payments related to vesting of stock units	(18)	(16)
Dividends and dividend equivalents paid	(83)	(81)
Repurchases of common stock	(41)	(300)
Net cash provided by (used in) financing activities	(350)	(807)
Effect of exchange rate fluctuations on cash and cash equivalents	3	(8)
Change in cash and cash equivalents	(127)	(596)
Beginning cash and cash equivalents	750	1,887
Ending cash and cash equivalents	$623	$1,291

GEN DIGITAL INC.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	June 30, 2023	July 1, 2022
Operating income (loss)	$362	$261
Contract liabilities fair value adjustment	—	1
Stock-based compensation	37	24
Amortization of intangible assets	118	26
Restructuring and other costs	17	2
Acquisition and integration costs	6	8
Litigation costs	5	58
Operating income (loss) (Non-GAAP)	$545	$380

Operating margin	38.3%	36.9%
Operating margin (Non-GAAP)	57.6%	53.7%

Net income (loss)	$189	$200
Adjustments to net income (loss):
Contract liabilities fair value adjustment	—	1
Stock-based compensation	37	24
Amortization of intangible assets	118	26
Restructuring and other costs	17	2
Acquisition and integration costs	6	8
Litigation costs	5	58
Other	1	(1)
Non-cash interest expense	7	1
Gain on sale of properties	(4)	—
Total adjustments to GAAP income (loss) before income taxes	187	119
Adjustment to GAAP provision for income taxes	(71)	(54)
Total adjustment to income (loss), net of taxes	116	65
Net income (loss) (Non-GAAP)	$305	$265

Diluted net income (loss) per share	$0.29	$0.33
Adjustments to diluted net income (loss) per share:
Contract liabilities fair value adjustment	—	0.00
Stock-based compensation	0.06	0.04
Amortization of intangible assets	0.18	0.04
Restructuring and other costs	0.03	0.00
Acquisition and integration costs	0.01	0.01
Litigation costs	0.01	0.10
Other	0.00	(0.00)
Non-cash interest expense	0.01	0.00
Gain on sale of properties	(0.01)	—
Total adjustments to GAAP income (loss) before income taxes	0.29	0.20
Adjustment to GAAP provision for income taxes	(0.11)	(0.09)
Total adjustment to income (loss), net of taxes	0.18	0.11
Incremental dilution effect (3)	—	0.01
Diluted net income (loss) per share (Non-GAAP)	$0.47	$0.45

Diluted weighted-average shares outstanding	643	604
Incremental dilution impact of ASU 2020-06 (3)	—	(18)
Diluted weighted-average shares outstanding (Non-GAAP)	643	586

(1)     This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.
(2)     Amounts may not add due to rounding.
(3)     Excludes the dilutive impact of ASU 2020-06 (Debt with Conversion and Other Options) under GAAP. For a detailed explanation of this recently adopted guidance, see Appendix A.

GEN DIGITAL INC.
Revenues and Cyber Safety Metrics
(Unaudited, in millions, except per user data)

Revenues (Non-GAAP)
	Three Months Ended
	June 30, 2023	July 1, 2022	Variance in %
Revenues	$946	$707	34%
Contract liabilities fair value adjustment (1)	—	1
Revenues (Non-GAAP)	946	708	34%
Exclude foreign exchange impact (2)	9
Constant currency adjusted revenues (Non-GAAP)	$955	$708	35%

Cyber Safety Metrics
	Three Months Ended (3)
	June 30, 2023 (4)	March 31, 2023 (4)	July 1, 2022
Direct customer revenues	$832	$831	$624
Partner revenues	$97	$100	$72
Total Cyber Safety revenues	$929	$931	$696
Legacy revenues	$17	$17	$12
Direct customer count (at quarter end)	38.2	38.2	24.1
Direct average revenue per user (ARPU)	$7.26	$7.24	$8.58

(1)     Contract liabilities fair value adjustment represents the quarterly Avira deferred revenue haircut amortization recognized during the quarter.
(2)     Calculated using year ago foreign exchange rates.
(3)     From time to time, changes in our product hierarchy cause changes to the revenue channels above. When changes occur, we recast historical amounts to match the current revenue channels. Direct revenues currently includes Mobile App Store customers, and legacy revenues includes revenues from products or solutions that are no longer in operations in exited markets, have been discontinued or identified to be discontinued, or remain in maintenance mode as a result of integration and product portfolio decisions. As such, the changes to historical revenue amounts and the other performance metrics, including direct customer count and ARPU, are reflected for all periods presented above.
(4)     The performance metrics for the three months ended June 30, 2023 and March 31, 2023 include the revenues earned and customers acquired through our Merger with Avast. ARPU is based on average customer count and assumes full quarter of revenue for both companies.

GEN DIGITAL INC.
Appendix A
Explanation of Non-GAAP Measures and Other Items
Objective of non-GAAP measures: We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing our performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Contract liabilities adjustment: Our non-GAAP net revenues eliminate the impact of contract liabilities purchase accounting adjustments. Prior to our adoption of ASU 2021-08 in fiscal 2022, GAAP required an adjustment to the liability for acquired contract liabilities such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes. Our acquisition of Avira during the fourth quarter of fiscal 2021 was the last acquisition pre-adoption of the new literature.
Stock-based compensation: This consists of expenses for employee restricted stock units, performance-based awards, stock options and our employee stock purchase plan, determined in accordance with GAAP. We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.
Amortization of intangible assets: Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements. Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.
Restructuring and other costs: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements, contract termination costs, and assets write-offs, as well as other exit and disposal costs. Included in other exit and disposal costs are costs to exit and consolidate facilities in connection with restructuring events. We exclude restructuring and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
Acquisition-related and integration costs: These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.
Litigation costs: We may periodically incur charges or benefits related to litigation settlements, legal contingency accruals and third-party legal costs related to certain legal matters. We exclude these charges and benefits when associated with a significant matter because we do not believe they are reflective of ongoing business and operating results.
Non-cash interest expense and amortization of debt issuance costs: In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments. We extinguished our remaining convertible debt on August 15, 2022. During fiscal 2023, we also started amortizing the debt issuance costs associated with our senior credit facilities, which were secured upon close of the Merger with Avast. We believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our debt instruments and enhance investors’ ability to view the Company’s results from management’s perspective.

Gain (loss) on extinguishment of debt: We record gains or losses on extinguishment of debt. Gains or losses represent the difference between the fair value of the exchange consideration and the carrying value of the liability component of the debt at the date of extinguishment. We exclude the gain or loss on debt extinguishment in our non-GAAP results because they are not reflective of our ongoing business.
Gain (loss) on equity investments: We record gains or losses, unrealized and realized, on equity investments in privately-held companies. We exclude the net gains or losses because we do not believe they are reflective of our ongoing business.
Gain (loss) on sale of properties: We periodically recognize gains or losses from the disposition of land and buildings. We exclude such gains or losses because they are not reflective of our ongoing business and operating results.
Income tax effects and adjustments: We use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) unrealized gains or losses from remeasurement of a foreign currency denominated deferred tax asset with no cash tax impact and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate.
Diluted GAAP and non-GAAP weighted-average shares outstanding: Diluted GAAP and non-GAAP weighted-average shares outstanding are generally the same, except in periods when there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.
Bookings: Bookings are defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods.
Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
(Unlevered) Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Unlevered free cash flow excludes cash interest expense payments. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
Non-GAAP constant currency adjusted revenues: Non-GAAP constant currency adjusted revenues are defined as revenues adjusted for the fair value of acquired contract liabilities and foreign exchange impact, calculated by translating current period revenue using the year ago currency conversion rate.
Revenues (Non-GAAP): Revenues (Non-GAAP) excludes the Avira deferred revenue haircut amortization recognized during the quarter. We are presenting revenues (Non-GAAP) to provide readers with a better understanding of the impact from the Avira deferred revenue haircut on our historical results and to assist readers in analyzing results in future periods.
Direct customer count: Direct customers is a metric designed to represent active paid users of our products and solutions who have a direct billing and/or registration relationship with us at the end of the reported period. Average direct customer count presents the average of the total number of direct customers at the beginning and end of the applicable period. We exclude users on free trials from our direct customer count. Users who have indirectly purchased and/or registered for our products or solutions through partners are excluded unless such users convert or renew their subscription directly with us or sign up for a paid membership through our web stores or third-party app stores. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products and solutions across brands, platforms, regions, and internal systems, and therefore, calculation methodologies may differ. The methodologies used to measure these metrics require judgment and are also susceptible to algorithms or other technical errors. We continually seek to improve our estimates of our user base, and these estimates are subject to change due to improvements or revisions to our methodology. From time to time, we review our metrics and may discover inaccuracies or make adjustments to improve their accuracy, which can result in adjustments to our historical metrics. Our ability to recalculate our historical metrics may be impacted by data limitations or other factors that require us to apply different methodologies for such adjustments. We generally do not intend to update previously disclosed metrics for any such inaccuracies or adjustments that are deemed not material.
Direct average revenues per user (ARPU): ARPU is calculated as estimated direct customer revenues for the period divided by the average direct customer count for the same period, expressed as a monthly figure. We monitor ARPU because it helps us understand the rate at which we are monetizing our consumer customer base.
Annual retention rate: Annual retention rate is defined as the number of direct customers who have more than a one-year tenure as of the end of the most recently completed fiscal period divided by the total number of direct customers as of the end of the period from one year ago. We monitor annual retention rate to evaluate the effectiveness of our strategies to improve renewals of subscriptions.